Merrill Lynch U.S.A. Government Reserves
File Number: 811-3534
CIK Number: 704957
For the Period Ending: 2/28/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended February 28, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/09/2004	$10,000	Merrill Lynch Government	1.520%	09/16/2004
10/28/2004	7,000	Merrill Lynch Government	1.790	11/04/2004
11/26/2004	6,000	Merrill Lynch Government	1.980	12/03/2004
02/24/2005	5,500	Merrill Lynch Government	2.500	03/03/2005